Exhibit 10.4

CADRENAL THERAPEUTICS, INC.

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and entered into as of May 17, 2022 (the “Effective Date”) by and between Cadrenal Therapeutics, Inc., a Delaware corporation with its principal place of business at 822 A1A North, Suite 320, Ponte Vedra, Florida 32082 (the “Company”), and Matthew Szot, an individual residing at Carlsbad, CA (“Consultant”) (each herein referred to individually as a “Party,” or collectively as the “Parties”).

The Company desires to retain Consultant as an independent contractor to perform consulting services for the Company, and Consultant is willing to perform such services, on the terms described below. In consideration of the mutual promises contained herein, the Parties agree as follows:

1. Services and Compensation

Consultant shall perform the services as acting chief financial officer as described in Exhibit A (the “Services”) for the Company (or its designee), and the Company agrees to pay Consultant the compensation described in Exhibit A for Consultant’s performance of the Services. Consultant shall devote such of Consultant’s time, attention and efforts to the Services as may be reasonably requested by the Company; provided, however the Company acknowledges and agrees that Consultant shall provide the Services on an “at-will” basis with no continuing obligation to provide Services to the Company. Consultant shall comply with all applicable laws in the course of performing Services.

2. Confidentiality

A. Definition of Confidential Information. “Confidential Information” means any information (including any and all combinations of individual items of information) that relates to the actual or anticipated business and/or products, research or development of the Company, its affiliates or subsidiaries, or to the Company’s, its affiliates’ or subsidiaries’ technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s, its affiliates’ or subsidiaries’ products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom Consultant called or with whom Consultant became acquainted during the term of this Agreement), software, developments, inventions, discoveries, ideas, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company, its affiliates or subsidiaries, either directly or indirectly, in writing, orally or by drawings or inspection of premises, parts, equipment, or other property of Company, its affiliates or subsidiaries or otherwise obtained by Consultant in connection with the performance of Services. Notwithstanding the foregoing, Confidential Information shall not include any such information which Consultant can establish: (i) was publicly known or made generally available prior to the time of disclosure to Consultant; (ii) becomes publicly known or made generally available after disclosure to Consultant through no wrongful action or inaction of Consultant; (iii) is in the rightful possession of Consultant, without confidentiality obligations, at the time of disclosure as shown by Consultant’s then-contemporaneous written records; (iv) is lawfully obtained by Consultant from a third party that is entitled to disclose such information; or (v) is independently developed by Consultant without use or reference to any Confidential Information as shown by Consultant’s then-contemporaneous written records; provided that any combination of individual items of information shall not be deemed to be within any of the foregoing exceptions merely because one or more of the individual items are within such exception, unless the combination as a whole is within such exception.

B. Nonuse and Nondisclosure. During and after the term of this Agreement, Consultant will hold in strict confidence, and take reasonable precautions to prevent any unauthorized use or disclosure of Confidential Information, and Consultant will not (i) use the Confidential Information for any purpose whatsoever other than as necessary for the performance of the Services on behalf of the Company, or (ii) subject to Consultant’s right to engage in Protected Activity (as defined below), disclose the Confidential Information to any third party without the prior written consent of an authorized representative of the Company, except that Consultant may disclose Confidential Information to the extent compelled by applicable law; provided, however, prior to such disclosure, Consultant shall provide prior written notice to Company, to the extent not prohibited by applicable law, and shall cooperate, at the Company’s expense, with the Company’s efforts to seek a protective order or such similar confidential protection as may be available under applicable law and shall limit disclosure to only the portion of the Confidential Information that is legally required. Consultant agrees that no ownership of Confidential Information is conveyed to the Consultant. Without limiting the foregoing, Consultant shall not use or disclose any Company property, intellectual property rights, trade secrets or other proprietary know-how of the Company to invent, author, make, develop, design, or otherwise enable others to invent, author, make, develop, or design identical or substantially similar designs as those developed under this Agreement for any third party. Consultant agrees that Consultant’s obligations under this Section 2.B shall continue after the termination of this Agreement.

C. Other Client Confidential Information. Consultant agrees that Consultant will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former or current employer of Consultant or other person or entity with which Consultant has an obligation to keep in confidence. Consultant also agrees that Consultant will not bring onto the Company’s premises or transfer onto the Company’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any third party unless disclosure to, and use by, the Company has been consented to in writing by such third party.

D. Third Party Confidential Information. Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that at all times during the term of this Agreement and thereafter, Consultant owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to use it or to disclose it to any person, firm, corporation, or other third party except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.

3. Ownership

A. Assignment of Inventions. Consultant agrees that all right, title, and interest in and to any copyrightable material, notes, records, reports, drawings, designs, inventions, improvements, developments, discoveries, ideas and trade secrets conceived, discovered, authored, invented, developed or reduced to practice by Consultant, solely or in collaboration with others, during the term of this Agreement and arising out of, or in connection with, performing the Services under this Agreement and any copyrights, patents, trade secrets, mask work rights or other intellectual property rights relating to the foregoing (collectively, “Inventions”), are the sole property of the Company. Consultant also agrees to promptly make full written disclosure to the Company of any Inventions and to deliver and assign (or cause to be assigned) without additional compensation and hereby irrevocably assigns fully to the Company all right, title and interest in and to the Inventions. No rights or licenses, including without limitation trademarks, inventions, copyrights, patents or other intellectual properties, are implied or granted to Consultant whether by implication, estoppel or otherwise, under this Agreement.

B. Pre-Existing Materials. Subject to Section 3.A, Consultant will provide the Company with prior written notice if, in the course of performing the Services, Consultant incorporates into any Invention or utilizes in the performance of the Services any invention, discovery, idea, original works of authorship, development, improvements, trade secret, concept, or other proprietary information or intellectual property right owned by Consultant or in which Consultant has an interest, prior to, or separate from, performing the Services under this Agreement (“Prior Inventions”), and the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable, worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions without restriction including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto. Consultant will not incorporate any invention, discovery, idea, original works of authorship, development, improvements, trade secret, concept, or other proprietary information or intellectual property right owned by any third party, including, without limitation, any free software or open source software into any Invention without Company’s prior written permission.

C. Moral Rights. Any assignment to the Company of Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, Consultant hereby waives and agrees not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.

D. Maintenance of Records. Consultant agrees to keep and maintain adequate, current, accurate, and authentic written records of all Inventions made by Consultant (solely or jointly with others) during the term of this Agreement, and for a period of three (3) years thereafter. The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that is customary in the industry and/or otherwise specified by the Company. Such records are and remain the sole property of the Company at all times and upon Company’s request, Consultant shall deliver (or cause to be delivered) the same.

E. Further Assurances. Consultant agrees to assist Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company may deem necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title, and interest in and to all Inventions and testifying in a suit or other proceeding relating to such Inventions. Consultant further agrees that Consultant’s obligations under this Section 3.E shall continue after the termination of this Agreement.

F. Attorney-in-Fact. Consultant agrees that, if the Company is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature with respect to any Inventions, including, without limitation, for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company in Section 3.A, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and on Consultant’s behalf solely to execute and file any papers and oaths and to do all other lawfully permitted acts with respect to such Inventions to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by Consultant. This power of attorney shall be deemed coupled with an interest, and shall be irrevocable.

4. Conflicting Obligations

A. Consultant hereby certifies and represents and warrants that Consultant has no outstanding agreement, relationships or commitments or obligation that is in conflict with any of the provisions of this Agreement, Consultant’s obligations under this Agreement and/or Consultant’s ability to perform the Services or that would preclude Consultant from complying with the provisions hereof, and further certifies that Consultant will not enter into any such conflicting agreement during the term of this Agreement. Specifically, Consultant represents and warrants that Consultant is not prohibited from engaging in consulting services for the Company by the terms of Consultant’s employment with Consultant’s current employer; and that such employer does not maintain any policies that would contradict or attempt to override any of the terms hereof. Consultant will not enter into any such conflicting agreement during the term of this Agreement. Consultant will not disclose to the Company, or induce the Company to use, any proprietary information, knowledge or data belonging to any third party.

B. Consultant represents and warrants that Consultant is not a member of any organization or committee that sets formularies or develops clinical guidelines, and in the event that Consultant becomes a member of any such organization or committee during the term of this Agreement, Consultant will notify such organization or committee of the existence and nature of Consultant’s business relationship with the Company pursuant to this Agreement.

C. Consultant shall perform all Services in a professional manner, consistent with industry standards and in accordance with all applicable laws, rules, or regulations. Consultant shall provide to the Company, upon the Company’s request, work products and other information to enable the Company to verify that Consultant is proceeding in accordance with any specified phase and completion dates and general specifications as agreed upon between the Parties. In accepting any fees or reimbursements under or in connection with this Agreement, Consultant represents and warrants that Consultant is not in violation of any code of conduct, company or organizational policy, regulation, law or directive to which the Consultant may be subject. If Consultant renders any opinion on the Company’s products or technology, Consultant agrees to do so in good faith and in the exercise of his/her professional judgment, and in accordance with any requirements of any code of conduct, company or organizational policy, regulation, law or directive to which the Consultant may be subject.

5. Record-Keeping; Return of Company Materials

A. Consultant shall keep records of all Services purchased by the Company. Such records shall include any operational documentation pertaining to the Services, including records relevant to any costs, expenses, or payments incurred or made by Consultant on behalf of or reimbursable by the Company, any financial records, procedures and such other documentation pertaining to Consultant’s performance under this Agreement. Consultant shall preserve such records in accordance with the record retention period mandated by any applicable law. In the event that a legal matter arises requiring preservation of certain records, Consultant shall suspend destruction of such records as requested by the Company or any governmental body. During the term of this Agreement and, thereafter, in accordance with the applicable record retention period, the Company shall have the right to inspect, copy and audit those records identified in this Paragraph 5.A during regular business hours. This right shall include, but not be limited to, the right to inspect, copy and audit any records that may pertain to the representations and warranties in Section 4, including but not limited to invoice records, contracts with third parties, payments relating to this agreement, documents relating to clinical trial activity, medical records, and correspondence.

B. Upon the termination of this Agreement, or upon Company’s earlier request, Consultant will immediately deliver to the Company, and will not keep in Consultant’s possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Confidential Information, tangible embodiments of the Inventions, all devices and equipment belonging to the Company, all electronically-stored information and passwords to access such property, those records maintained pursuant to Section 3.D and any reproductions of any of the foregoing items that Consultant may have in Consultant’s possession or control, except that Consultant may retain his personal copies of his compensation records and this Agreement.

6. Term and Termination

A. Term. The term of this Agreement will begin on the Effective Date of this Agreement and will continue until the completion of an initial public offering (“IPO”) at which time Consultant will become a full-time employee and serve as Chief Financial Officer of the Company. Terms of such employment as provided in Exhibit B.

B. Termination. Either Party may terminate this Agreement upon giving the other Party thirty (30) days prior written notice of such termination pursuant to Section 12.H of this Agreement. The Company may terminate this Agreement immediately and without prior notice if Consultant refuses to or is unable to perform the Services or is in breach of any material provision of this Agreement.

C. Survival. Upon any termination, all rights and duties of the Company and Consultant toward each other shall cease except:

  (1) The Company will pay, within thirty (30) days after the effective date of termination after receipt of a final invoice, all amounts owing to Consultant for Services properly completed prior to the termination date and related reimbursable expenses, if any, submitted in accordance with the Company’s policies and in accordance with the provisions of Section 1 of this Agreement; and

      (2) Section 2 (Confidentiality), Section 3 (Ownership), Section (Conflicting Obligations), Section 5 (Record Keeping; Return of Company Materials), Section 6 (Term and Termination), Section 7 (Independent Contractor; Benefits), Section 9 (Nonsolicitation), Section 10 (Limitation of Liability), Section 11 (Arbitration and Equitable Relief), and Section 12 (Miscellaneous) will survive termination or expiration of this Agreement in accordance with their terms.

7. Independent Contractor; Benefits

A. Independent Contractor. It is the express intention of the Company and Consultant that Consultant perform the Services as an independent contractor to the Company. Nothing in this Agreement shall in any way be construed to constitute Consultant as an employee of the Company. Company agrees to furnish (or reimburse the Consultant for) all tools and materials necessary to accomplish this Agreement and shall incur all expenses associated with performance. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement. Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes on such income.

B. Benefits. The Company and Consultant agree that Consultant will receive no Company-sponsored benefits from the Company where benefits include, but are not limited to, paid vacation, sick leave, medical insurance and 401k participation. If Consultant is reclassified by a state or federal agency or court as the Company’s employee, Consultant will become a reclassified employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the Company’s benefit plans or programs of the Company in effect at the time of such reclassification, Consultant would otherwise be eligible for such benefits.

8. Publication.

The Consultant shall not present or publish, nor submit for publication, any work resulting from the Services provided hereunder without the Company’s prior written consent.

9. Nonsolicitation

To the fullest extent permitted under applicable law, from the date of this Agreement until twelve (12) months after the termination of this Agreement for any reason (the “Restricted Period”), Consultant will not, without the Company’s prior written consent, directly or indirectly, solicit any of the Company’s employees to leave their employment, or attempt to solicit employees of the Company, either for Consultant or for any other person or entity. Consultant agrees that nothing in this Section 9 shall affect Consultant’s continuing obligations under this Agreement during and after this twelve (12) month period, including, without limitation, Consultant’s obligations under Section 2.

10. Limitation of Liability

Intentionally Omitted

11. Arbitration and Equitable Relief

Except as otherwise provided by law, the parties hereto agree that any dispute or controversy arising out of, relating to or concerning any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Los Angeles County, California, in accordance with the employment and arbitration rules and procedures rules then in effect of Judicial Arbitration & Mediation Services, Inc. The Arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

12. Miscellaneous

A. Force Majeure. Neither Party shall be liable for non-performance or delay in performance caused by any event reasonably beyond the control of such party including, but not limited to wars, acts of terrorism, hostilities, revolutions, riots, civil commotion, national emergency, strikes, lockouts or other labor disputes or shortages or inability to obtain material or equipment, unavailability of supplies, compliance with laws or regulation (including, without limitation, those related to infringement), epidemic, pandemic, fire, flood, earthquake, tsunami, force of nature, explosion, embargo, or any act of God, or any law, proclamation, declaration, regulation, ordinance or other act or order of any court, government or governmental agency.

B. Governing Law; Consent to Personal Jurisdiction. This Agreement shall be governed by the laws of the State of California, without regard to the conflicts of law provisions of any jurisdiction. To the extent that any lawsuit is permitted under this Agreement, the Parties hereby expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in California.

C. Assignability. This Agreement will be binding upon Consultant’s heirs, executors, assigns, administrators, and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns. There are no intended third-party beneficiaries to this Agreement, except as expressly stated. Except as may otherwise be provided in this Agreement, Consultant may not sell, assign or delegate any rights or obligations under this Agreement. Notwithstanding anything to the contrary herein, Company may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of Company’s relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, change of control or otherwise.

D. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter herein and supersedes all prior written and oral agreements, discussions, or representations between the Parties. Consultant represents and warrants that Consultant is not relying on any statement or representation not contained in this Agreement. To the extent any terms set forth in any exhibit or schedule conflict with the terms set forth in this Agreement, the terms of this Agreement shall control unless otherwise expressly agreed by the Parties in such exhibit or schedule.

E. Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

F. Severability. If a court or other body of competent jurisdiction finds, or the Parties mutually believe, any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect.

G. Modification; Waiver. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in a writing signed by the Parties. Waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.

H. Notices. Any notice or other communication required or permitted by this Agreement to be given to a Party shall be in writing and shall be deemed given (i) if delivered personally or by commercial messenger or courier service, (ii) when sent by confirmed facsimile, or (iii) if mailed by U.S. registered or certified mail (return receipt requested), to the Party at the Party’s address written below or at such other address as the Party may have previously specified by like notice. If by mail, delivery shall be deemed effective three business days after mailing in accordance with this Section 12.H.

(1)   If to the Company, to:

Cadrenal Therapeutics, Inc.

822 A1A North, Suite 320

Ponte Vedra, Florida 32082

Attention: Chief Executive Officer

(2) If to Consultant, to the address for notice on the signature page to this Agreement or, if no such address is provided, to the last address of Consultant provided by Consultant to the Company.

I. Attorneys’ Fees. In any court action at law or equity that is brought by one of the Parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing Party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that Party may be entitled.

J. Signatures. This Agreement may be signed in two counterparts, each of which shall be deemed an original, with the same force and effectiveness as though executed in a single document.

K. Applicability to Past Activities. Consultant agrees that if and to the extent that Consultant provided any services or made efforts on behalf of or for the benefit of Company, or related to the current or prospective business of Company in anticipation of Consultant’s involvement with the Company, that would have been “Services” if performed during the term of this Agreement (the “Prior Consulting Period”) and to the extent that during the Prior Consulting Period: (i) Consultant received access to any information from or on behalf of Company that would have been “Confidential Information” if Consultant received access to such information during the term of this Agreement; or Consultant (a) conceived, created, authored, invented, developed or reduced to practice any item (including any intellectual property rights with respect thereto) on behalf of or for the benefit of Company, or related to the current or prospective business of Company in anticipation of Consultant’s involvement with Company, that would have been an Invention if conceived, created, authored, invented, developed or reduced to practice during the term of this Agreement, or (b) incorporated into any such item any pre-existing invention, improvement, development, concept, discovery or other proprietary information that would have been a Prior Invention if incorporated into such item during the term of this Agreement; then any such information shall be deemed Confidential Information hereunder and any such item shall be deemed an Invention or Prior Invention hereunder, and this Agreement shall apply to such activities, information or item as if disclosed, conceived, created, authored, invented, developed or reduced to practice during the term of this Agreement. Consultant further acknowledges that Consultant has been fully compensated for all services provided during any such Prior Consulting Period.

L. Protected Activity Not Prohibited. Consultant understands that nothing in this Agreement shall in any way limit or prohibit Consultant from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission (“Government Agencies”). Consultant understands that in connection with such Protected Activity, Consultant is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Consultant agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information to any parties other than the Government Agencies. Consultant further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications. Pursuant to the Defend Trade Secrets Act of 2016, Consultant is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

M. Consultant understands and agrees that the Company will suffer irreparable harm in the event that Consultant breaches any of Consultant’s obligations under Sections 2 or 3 hereof and that monetary damages will be inadequate to compensate Company for such breach. Accordingly, Consultant agrees that, in the event of a breach or threatened breach by Consultant of any of the provisions of Sections 2 or 3 hereof, the Company, in addition to and not in limitation of any other rights, remedies or damages available to the Company at law or in equity, shall be entitled to a temporary restraining order, preliminary injunction and/or permanent injunction without an obligation of posting a bond or proving actual damages in order to prevent or to restrain any such breach by Consultant, or by any or all of Consultant’s partners, co-venturers, employers, employees, servants, agents, representatives and any and all persons directly or indirectly acting for, on behalf of or with Consultant.

(signature page follows)

IN WITNESS WHEREOF, the Parties hereto have executed this Consulting Agreement as of the date first written above.

CONSULTANT		CADRENAL THERAPEUTICS, INC.

By:	/s/Matthew Szot	By:	/s/Quang Pham
Name:	Matthew Szot	Name:	Quang Pham
		Title:	Chief Executive Officer

Address for Notice:

EXHIBIT A

SERVICES AND COMPENSATION

1. Contact. Consultant’s principal Company contact:

Name:	Quang Pham

Title:	Chief Executive Officer

Email:

Phone:

       2. Services. Consultant will perform Services as the acting chief financial officer for the Company. Consultant will provide not more than a maximum of 40 hours of Services per week.

3. Compensation.

A. During the term of this Agreement, the Company will pay Consultant $22,500.00 each month (the “Consulting Fee”), prorated for any partial period based upon the number of days in such month that this Agreement is in effect.

This Exhibit A is accepted and agreed upon as of June  , 2022.

CONSULTANT		CADRENAL THERAPEUTICS, INC.

By:	/s/Matthew Szot	By:	/s/Quang Pham
Name:	Matthew Szot	Name:	Quang Pham
		Title:	Chief Executive Officer

A - 1

EXHIBIT B

TERMS OF EMPLOYMENT UPON COMPLETION OF IPO

The following terms of employment between Matthew Szot (“Szot”) and Cadrenal Therapeutics, Inc. (“Cadrenal”) are applicable upon the completion of an IPO (or another Qualified Liquidity Event ***)

Cash Compensation

●	Effective immediately upon completion of IPO, is deemed to be a W-2 employee of Cadrenal

●	Annual base salary at $375,000 (“Annual Base Salary”); paid bi-weekly in accordance with normal company policy

●	Annual targeted cash bonus equal to 50% of Annual Base Salary (“Targeted Bonus”)

Equity Compensation

●	Szot is eligible for annual equity grants commensurate with other members of the Executive Leadership Team and/or market data (as determined by the Compensation Committee of the Board of Directors)

Standard Employee Benefits

●	100% Health (medical, dental, vision) Insurance premiums for Szot and his family

●	Participation in 401K plan; with 4% matching contribution (in accordance with normal company policy)

Termination of Employment Clauses

●	Change of Control – 1.0x Annual Base Salary and Targeted Bonus; all equity immediately vests; 100% of COBRA premiums for 1.0 years

●	Termination without Cause – 1.0x Annual Base Salary and Targeted Bonus; all equity immediately vests; 100% of COBRA premiums for 1.0 years

●	Termination with Cause – No severance

Footnotes:

*** Qualified Liquidity Event (QLE) – the following events will be deemed a QLE and result in immediate vesting of all equity and transition to W-2 benefits:

●	Change of Control (exception of founder/CEO change of control for equity financing)

●	Partnership / Capital Infusion from Strategic – over $7.5 million triggers moving to W-2 status

●	If Szot remains with Cadrenal until raising $54 million of capital or more, or the initiation of the pivotal trial’s first patient in (FPI), he would then be named as a Co-founder

B - 1